EXHIBIT (a)(1)(iii)

Health Management Associates, Inc.

Offer to Exchange

any and all of its

Zero-Coupon Convertible Senior

Subordinated Notes due 2022

(“Old Notes”)

CUSIP No. 421933AC6 and 421933AD4

for

Exchange Zero-Coupon Convertible Senior

Subordinated Notes due 2022

(“New Notes”)

CUSIP No. 421933AG7

The exchange offer and withdrawal rights will expire at 12:00 midnight, New York City time, on December 28, 2004, unless extended by Health Management Associates, Inc.

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

Enclosed for your consideration is the exchange circular, dated November 30, 2004 (as it may be amended or supplemented, the “exchange circular”) and a form of letter of transmittal (as it may be amended or supplemented, the “letter of transmittal”) relating to the exchange offer (the “exchange offer”) made by Health Management Associates, Inc. (“HMA”) to holders of Old Notes to tender for exchange any Old Notes for New Notes.

HMA is inviting holders of Old Notes to tender for exchange Old Notes for New Notes upon the terms and subject to the conditions set forth in the exchange circular. The exchange offer is not conditioned on any minimum number of Old Notes being tendered but is subject to certain other conditions. See “The Exchange Offer—Conditions to the Exchange Offer” in the exchange circular.

Defined terms used herein and not defined herein shall have the meanings ascribed to them in the exchange circular.

The terms of the New Notes and of the Old Notes are more fully described in the exchange circular. The terms of the New Notes are similar to the terms of the Old Notes, but will differ in the following material ways:

•	holders may require HMA to repurchase all or a portion of either the Old Notes or the New Notes on January 28, 2005, 2007, 2012 and 2017, but additionally holders may require HMA to repurchase all or a portion of the New Notes on January 28, 2006. HMA must pay cash for any Old Notes repurchased on January 28, 2005, but for any repurchases of the Old Notes on or after January 28, 2007, HMA may choose to pay the purchase price in cash, in shares of HMA’s class A common stock or any combination thereof. However, HMA will only pay cash for any New Notes that holders require HMA to repurchase;

•	HMA may choose to pay the purchase price for any Old Notes HMA is required to repurchase upon a fundamental change in cash, in shares of HMA’s class A common stock or any combination thereof. Any New Notes HMA is required to repurchase upon a fundamental change will be paid for only in cash;

•

holders of Old Notes surrendered for conversion will receive 32.1644 shares of HMA’s class A common stock (subject to adjustment), while holders of New Notes surrendered for conversion will receive the value (calculated as described in the exchange circular) of 32.1644 shares of HMA’s class A common stock (subject to adjustment). This value will be paid in cash in an amount equal to the lesser of (a) the accreted principal amount of the New Notes on the conversion date and (b) the product of the conversion rate (32.1644 subject to adjustment) multiplied by the average sale price of HMA’s class A common stock on the New York Stock Exchange on each of the five consecutive trading days beginning on the third business day following the conversion date of the New Notes. The remainder will be paid, at HMA’s election, in cash, in shares of HMA’s class A common stock or any combination thereof;

•	during any period when contingent interest is payable, the contingent interest payable per New Note in respect of any six-month period will equal 0.125% of the average price of a New Note for the related five day reference period. Contingent interest on the Old Notes, if payable, is variable and equal to the greater of (i) the sum of all cash dividends we pay on our class A common stock in respect of any six- month period multiplied by the number of shares of class A common stock issuable upon conversion of the Old Note or (ii) 0.125% of the average price of an Old Note for the related five day reference period; and

•	the conversion rate adjustments applicable to the New Notes will generally be identical to the conversion rate adjustments applicable to the Old Notes; however, under the New Notes, the conversion rate will be adjusted for cash dividends until January 28, 2007 to the extent such dividends exceed $0.04 per quarter. After January 28, 2007, the conversion rate for the New Notes will be adjusted for cash dividends only if such dividends exceed 10% of the market price of our class A common stock, which is the same conversion rate adjustment for cash dividends applicable to the Old Notes during the life of the Old Notes.

For your information and for forwarding to your clients for whom you hold Old Notes registered on the books of The Depository Trust Company (“DTC”) in your name or in the name of your nominee, we are enclosing the following documents:

1. Exchange circular dated November 30, 2004.

2. A letter of transmittal for the Old Notes for your use and for the information of your clients, including an Internal Revenue Service Form W-9, a Certificate of Awaiting Taxpayer Identification Number and Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

3. A printed form of letter, including the letter of instructions, which may be sent to your clients for whose accounts you hold Old Notes registered on the books of DTC in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the exchange offer. This form will enable you, on behalf of your clients, to tender all Old Notes owned by your clients that are held by you on their behalf.

DTC participants will be able to execute tenders through the DTC Automated Tender Offer Program (“ATOP”).

WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE IN ORDER TO OBTAIN THEIR INSTRUCTIONS.

Any inquiries you may have with respect to the exchange offer should be addressed to: Global Bondholder Services Corporation, the exchange agent and the information agent, at its address and telephone number set forth on the back cover of the exchange circular. Additional copies of the enclosed materials may be obtained from the information agent. The exchange agent and the information agent will answer questions with respect to the exchange offer solely by reference to the terms of the exchange circular.

Very truly yours,

HEALTH MANAGEMENT ASSOCIATES, INC.

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF HMA, THE INFORMATION AGENT, THE EXCHANGE AGENT OR ANY OTHER PERSON, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

3